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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-33830 of The Hain Food Group, Inc. on Form S-4 of our report dated February 18, 1999 (except for Note 7, as to which the date is March 30, 1999), on the consolidated financial statements of Natural Nutrition Group, Inc., appearing in Amendment No. 3 to the Current Report on Form 8-K of The Hain Food Group, Inc., dated April 27, 1999, and filed with the Securities and Exchange Commission on June 18, 1999, and to the reference to us under the heading "Experts" in the joint proxy statement/prospectus, which is part of such Registration Statement.


By: /s/ DELOITTE & TOUCHE LLP
   ----------------------------------
   DELOITTE & TOUCHE LLP

Costa Mesa, California


April 20, 2000